Exhibit 4.2

Form of Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

No. 00__ [______], 2019

BLACKBOXSTOCKS, INC.

Warrant for the Purchase of Common Stock

FOR VALUE RECEIVED, BLACKBOXSTOCKS, INC., a Nevada corporation (the “Company”), hereby certifies that [_________________], or [his/its] permitted transferees or assigns (the “Holder”), is entitled, subject to the provisions of this Warrant (this “Warrant”), to purchase from the Company, at any time during the Exercise Period (defined below), [___________________] ([____]) shares of common stock, $0.001 par value per share (the “Common Stock”), subject to adjustment from time to time as hereinafter set forth, at a purchase price equal to $0.65 per share, subject to adjustment from time to time as hereinafter set forth (as may be so adjusted, the “Exercise Price”). This Warrant has been granted pursuant to the terms of that certain Securities Purchase Agreement dated [______], 2019, by and between the Company and the Purchasers thereunder (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms as set forth in the Agreement.

1.                   Exercise of Warrant.

(a)       This Warrant shall be exercisable for a period beginning on the date first set forth above (the “Issuance Date”) and ending [___________], [2024][1] (the “Exercise Period”). This Warrant may be exercised in whole or in part during the Exercise Period by presentation and surrender hereof to the Company at its principal office, with the Purchase Form annexed hereto (the “Purchase Form”) duly executed and accompanied by proper payment in cash or check in an amount equal to the aggregate Exercise Price of this Warrant, as specified in such form.

(b)       Upon receipt by the Company of this Warrant and the Purchase Form, together with the aggregate Exercise Price, at such office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the Common Stock specified in the Purchase Form (the “Warrant Shares”), notwithstanding that the transfer books of the Company shall then be closed or that certificates (if any) representing the Warrant Shares shall not then be actually delivered to the Holder. The Company shall pay any and all documentary, stamp, or similar issue taxes payable in respect of the issuance of the Warrant Shares. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of certificates (if any) representing Warrants or the Warrant Shares in a name other than that of the Holder at the time of surrender for exercise, and, until the payment of such tax, shall not be required to issue such Warrant Shares. In the event of a partial exercise of this Warrant, the Company shall execute and deliver a warrant to Holder for the remaining unexercised portion of this Warrant.

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2.                   Transfer, Assignment, or Loss of Warrant.  The Holder of this Warrant shall be entitled to transfer or assign its interest in this Warrant subject only to the applicable securities laws. Upon such assignment and surrender of this Warrant to the Company, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be cancelled. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant (which may be an affidavit of the Holder in the case of loss, theft, destruction), and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like term and date.

3.                   Reclassification, Reorganization, Conversion, Consolidation, or Merger.  In the case of any Reorganization Transaction (defined below), the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of securities and property receivable upon such Reorganization Transaction by a holder of the number of shares of Common Stock that would have been received upon exercise in full of this Warrant immediately prior to such Reorganization Transaction. Any such provision shall (a) be binding upon the Holder without the Holder’s further consent and (b) include provision for adjustments in respect of such securities and property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section 3 shall similarly apply to successive Reorganization Transactions. For purposes of this Section 3, “Reorganization Transaction” means any reclassification, conversion, or any consolidation or merger of the Company with or into another Person or any sale, lease, transfer, or conveyance to another Person of the property and assets of the Company as an entirety.

4.                   Stock Splits, Combinations and Other Adjustments.

(a)       Splits and Subdivisions; Dividends. In the event the Company should at any time or from time to time effectuate a split or subdivision of the outstanding shares of Common Stock or pay a dividend in or make a distribution payable in additional shares of Common Stock or any capital stock or other security of the Company that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of the applicable record date (or the date of such distribution, split or subdivision if no record date is fixed), the per share Exercise Price shall be appropriately decreased and the number of Warrant Shares shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares; provided, however, that no adjustment shall be made in the event the split, subdivision, dividend or distribution is not effectuated.

(b)       Combination of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the per share Exercise Price shall be appropriately increased and the number of shares of Warrant Shares shall be appropriately decreased in proportion to such decrease in outstanding shares.

(c)       Adjustments for Other Distributions. In the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends or distributions to the holders of Common Stock paid out of current or retained earnings and declared by the Company’s board of

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directors) or options or rights not referred to in Section 3 or in this Section 4, then, in each such case for the purpose of this Section 4, upon exercise of this Warrant, the Holder shall be entitled to a proportionate share of any such distribution as though the Holder was the actual record holder of the number of Warrant Shares as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

5.                   Rights.  This Warrant shall not entitle the Holder to any of the rights of a holder of Common Stock until this Warrant is exercised in the manner provided herein.

6.                   Securities Laws.  The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account for investment, and that the Holder will not offer, sell, or otherwise dispose of this Warrant or the Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of any federal or state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the Warrant Shares so purchased are being acquired for investment, and not with a view toward distribution or resale in violation of applicable securities laws. Certificates (if any) representing Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the form set forth at the heading of this Warrant.

7.                   Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its articles of incorporation as amended to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.

8.                   Net Cash Settlement. Notwithstanding anything herein to the contrary, in no event will the Holder hereof be entitled to receive a net-cash settlement as liquidated damages in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying this Warrant is registered pursuant to an effective registration statement; provided, however, that the foregoing will not preclude the Holder from seeking other remedies at law or equity for breaches by the Company of its registration obligations hereunder.

9.                   Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged, or terminated only in accordance with the Purchase Agreement. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas or of any other state. Each of the parties irrevocably consents to the exclusive jurisdiction of, and venue in, the state and federal courts in Dallas County in the State of Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

IN WITNESS WHEREOF, the undersigned has executed this Warrant to be effective as of the date first written above.

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BLACKBOXSTOCKS INC.
A Nevada corporation

By:
Name:	Gust Kepler
Title:	President and Chief Executive Officer

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PURCHASE FORM

Date: _______________

The undersigned hereby irrevocably elects to exercise the attached Warrant hereby purchasing ___________ shares of Common Stock of BLACKBOXSTOCKS, INC., a Nevada corporation, thereunder and hereby makes payment of $________ in payment of the exercise price thereof.

Holder Name:
Holder Address:

Signature / By:
Name (if applicable):
Title (if applicable):